EXHIBIT 99.2 – Press release

5711 S 86TH CIR • PO BOX 27347
• Omaha NE 68127-0347
Executive Office: (402) 596-8900 •
Fax (402) 592-4006
Internet: www.infoUSA.com

FOR IMMEDIATE RELEASE
January 3, 2005

CONTACT:
VIN GUPTA – CHAIRMAN & CHIEF EXECUTIVE OFFICER
Phone: (402) 596-8900 • Fax: (402) 339-0265
E-Mail: vin.gupta@infoUSA.com
RAJ DAS – CHIEF FINANCIAL OFFICER
Phone: (402) 593-4517 • Fax: (402) 339-0265
E-Mail: raj.das@infousa.com
LAUREL GUPTA – DIRECTOR, INVESTOR RELATIONS
Phone: (402) 593-4535 • Fax: (402) 339-0265
E-Mail: laurel.gupta@infousa.com

infoUSA Announces Total Debt Payment of $54 Million in 2004

(OMAHA, NE)—infoUSA® (NASDAQ: IUSA), the leading provider of proprietary business and consumer databases and sales leads, today announced that, with the most recent scheduled payment of $5.2 million at the end of 2004, it had paid down a total of approximately $54 million in principal under its various debt obligations during fiscal year 2004 ending on December 31, 2004.

Vin Gupta, Chairman and CEO, infoUSA, said, “We have used our free cash flow wisely to reduce our leverage and increase shareholder wealth. Due to our strong cash flow position during the year, we were able to take advantage of three opportunistic acquisitions which contributed significantly to our overall cash flow.”

infoUSA will report its fourth quarter 2004 and full year 2004 earnings at the close of business on Thursday, January 20th. The company will hold its earnings conference call on Friday, January 21st at 11 AM Eastern Standard Time.

About infoUSA

infoUSA (www.infoUSA.com), founded in 1972, is the leading provider of business and consumer information products, database marketing services, data processing services and sales and marketing solutions. Content is the essential ingredient in every marketing program, and infoUSA has the most comprehensive data in the industry, and is the only company to own a proprietary database of 250 million consumers and 14 million businesses under one roof. The infoUSA database powers the directory services of the top Internet traffic-generating sites. Nearly 3 million customers use infoUSA’s products and services to find new customers, grow their sales, and for other direct marketing, telemarketing, customer analysis and credit reference purposes. infoUSA headquarters are located at 5711 S. 86th Circle, Omaha, NE 68127 and can be contacted at (402) 593-4500.

Statements in this announcement other than historical data and information constitute forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, but are not limited to, recent changes in senior management, the successful integration of recent and future acquisitions, fluctuations in operating results, failure to successfully carry out our Internet strategy or to grow our Internet revenue, effects of leverage, changes in technology and increased competition. More information about potential factors that could affect the company’s business and financial results is included in the company’s filings with the Securities and Exchange Commission.